Ex-99.1 a)

                        REPORT OF INDEPENDENT ACCOUNTANTS

March 12, 1999

To the Board of Directors and Shareholder of NationsBanc Mortgage Corporation


We have examined management's assertion about NationsBanc Mortgage Corporation's (the "Company") compliance with the minimum servicing standards (the "Standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 1998 included in the accompanying management assertion, attached hereto as Exhibit I. Management is responsible for the Company's compliance with the Standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Standards.

In our opinion, management's assertion that, except as indicated in Exhibit I, the Company complied with the aforementioned Standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.

/s/ PricewaterHouse Coopers LLP


Ex-99.1 b)

INDEPENDENT AUDITORS' REPORT


Cendant Mortgage Corporation:

We have examined management's assertion about Cendant Mortgage Corporation's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1998 included in the accompanying management assertion. Management is responsible for the Company's compliance with those standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.


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Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.

/s/ Deloitte & Touche

January 29, 1999